FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT
dated as of
June 10, 2013
among
CARDINAL ETHANOL, LLC,
FIRST NATIONAL BANK OF OMAHA

FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT
This First Amended and Restated Construction Loan Agreement is made as of June 10, 2013 by and between CARDINAL ETHANOL, LLC, an Indiana limited liability company ("Borrower"), FIRST NATIONAL BANK OF OMAHA, a national banking association ("Lender").
WHEREAS, Borrower and First National are parties to a Construction Loan Agreement dated as of December 19, 2006, as amended (as so amended and as in effect prior to the date hereof, the "Current Credit Agreement"), pursuant to which First National has made the loans and financial accommodations provided for therein available to Borrower;
WHEREAS, Borrower has requested that the Current Credit Agreement be amended and restated on the terms and conditions set forth herein;
WHEREAS, it is intended that the indebtedness of Borrower under this Agreement be a continuation of the indebtedness of Borrower under the Current Credit Agreement; and
WHEREAS, under the terms and conditions of this Agreement, Lender has approved and is extending to Borrower a line of credit in the maximum principal amount of $15,000,000 (the “Revolving Credit Loan”), and a Declining Revolving Credit Loan in the principal amount of $28,889,410.44 (the "Declining Revolving Credit Loan").
NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01.    Definitions. For all purposes of this Agreement unless the context otherwise requires, the terms defined below shall have the respective meanings hereinafter specified.

“Adjusted EBITDA” means EBITDA less Capital Expenditures and less Permitted Distributions and other distributions permitted under this Agreement, in each case for the applicable reporting period.
"Adjusted Libor Rate" means the Libor Rate determined in accordance with this Agreement plus the Applicable Margin at such time.
"Advance" means any loan or other credit extension under the Revolving Credit Loan.
"Agreement" means this First Amended and Restated Construction Loan Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.
"Applicable Margin" means, at any date, (a) in the case of Revolving Credit Loan Advances, 3.0%, (b) in the case of Declining Revolving Credit Loans, 3.0%, and (c) in the case of the Non-Use Fee, 0.35%.
"Applicable Rate" means the Adjusted Libor Rate.

"Borrowing" means a borrowing by the Borrower pursuant to this Agreement or the other Loan Documents, whether evidenced by or arising under Loans or other advances.

"Borrowing Base" means, at any time, an amount equal to the sum of (without duplication):

(a)
75% of Borrower's corn inventory valued at the lower of cost or Market Price on the date reported, minus any accounts payable, deferred payments, grain drafts payable, delayed price contracts or other expenses due on such corn inventory that have priority payment or Lien over Lender; plus

(b)	75% of Borrower's Eligible Finished Goods-Ethanol, Corn Oil and Distiller's Grains Inventory (both wet and dry), valued at the lower of cost or Market Price on the date reported; plus

(c)
75% of the amount of Borrower's ethanol, corn oil and distillers grains (both wet and dry) Eligible Accounts aged thirty (30) days or less, excluding any of the foregoing accounts reasonably deemed ineligible by Lender; plus

(d)	90% of Eligible Margin Account Equity; minus

(e)	100% of the negative value of margin account equity; minus

(f)	100% of Debt outstanding under the Revolving Credit Loan and 100% of the exposure under letters of credit issued for the account of the Borrower.

If an item of Collateral could be included in the Borrowing Base under more than one subparagraph above, such item shall only be included in the Borrowing Base under the subparagraph that produces the lowest value for such item for purposes of the Borrowing Base.

"Borrowing Base Certificate" means a certificate to be delivered pursuant to Section 4.12(c) of this Agreement and substantially in the form of Exhibit E to this Agreement.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Omaha, Nebraska and New York, New York are authorized or required to close, and, when used in conjunction with the Libor Rate, such day shall also be a London Banking Day.

"Capital Expenditures" means an investment made in or purchase of a depreciable fixed or capital asset of $5,000 or more.

"Closing Date" means the date of this Agreement, as reflected in the introductory paragraph hereof.

"Collateral" means all property (real and personal, tangible and intangible) of the Borrower with respect to which a security interest, assignment, mortgage or other Lien has been or is hereafter granted to or for the benefit of the Lender. The term includes, but is not limited to, all property encumbered at any time pursuant to the Mortgage (subject to any limitation in any Mortgage which expressly limits the principal amount of the obligations secured thereby), all property encumbered at any time pursuant to the Security Agreement and the Control Agreements, the assignment, and consents thereto, of the Material Contracts, and the property pledged under any other Loan Documents.

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The term includes, but is not limited to, all "Collateral" referred to in the Current Credit Agreement, including, but not limited to, the assignments of the Material Contracts listed in Schedule 3.01(u).

"Compliance Certificate" means a certificate required to be delivered pursuant to Section 4.12(f) of this Agreement.

"Control Agreements" means, collectively, the Security Agreement and Assignment of Hedging Accounts relating to the Borrower's Hedge Accounts with RJ O'Brien & Associates, LLC and ADM Investor Services, Inc. and the respective control agreement relating thereto among Borrower, Lender and RJ O'Brien & Associates, LLC and ADM Investor Services, Inc. respectively relating thereto; together with all amendments, renewals, restatements, replacements and other modifications of each of the foregoing agreements.

"Daily Credit Balance" means, on any day, the aggregate principal amount of all Revolving Credit Loans and all Declining Revolving Credit Loans outstanding at the end of such day.

"Debt" with respect to any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all guarantees by such Person of Debt of others, (h) all capital lease obligations (as determined in accordance with generally accepted accounting principles) of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, (k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (l) obligations under Financial Instrument Agreements and (m) obligations and exposure under letters of credit issued for the account of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

"Debt for Borrowed Money" means Debt of the types set forth in clauses (a), (b), (c), (l), (i) and (m) of the definition of "Debt" in this Section.

"Declining Revolving Credit Commitment" means the amount set opposite Lender's name under the column entitled "Declining Revolving Credit Loan Commitment" on Exhibit A hereto.

"Declining Revolving Credit Loans" has the meaning provided in Section 2.01(a)(ii) of this Agreement.

"Declining Revolving Credit Notes" has the meaning provided in Section 2.03(b) of this Agreement.

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"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

"EBITDA" means, for any period and determined in accordance with GAAP, Net Income before interest, taxes, depreciation and amortization.

"Eligible Account" means an account owing to the Borrower arising in the ordinary course of Borrower's business from the sale of ethanol, distiller's grains (both wet and dry) or corn oil in which the Lender has a perfected first priority security interest and which meets all of the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)
The account is due and payable no later than thirty (30) days after the date of the applicable invoice or other writing evidencing such account, and the account has been due and payable not more than thirty (30) days after the due date stated in the applicable invoice or other writing evidencing such account;

(b)
The account is not owing by an account debtor who has failed to pay twenty-five percent (25%) or more of the aggregate outstanding amount of its accounts owing to the Borrower within thirty (30) days after the due date stated in the applicable invoices or other writings evidencing such accounts;

(c)	The account is due and payable from an account debtor located in the continental United States which is not a subsidiary or affiliate (under common ownership and/or control) of the Borrower;

(d)
The account arose from a bona fide, outright sale of goods by the Borrower or from the performance of services by the Borrower and the Borrower has possession of and will deliver to the Lender, if requested, shipping and delivery receipts evidencing shipment of the goods or inventory and, if representing services, receipts and/or invoices evidencing that the services have been fully performed for the respective account debtor;

(e)
The account is not subject to any Lien created by the Borrower, or claimed under or through the Borrower, except the security interest of the Lender, and the Borrower will not make any other assignment thereof or create any further security interest therein nor permit its rights therein to be reached by attachment, levy, garnishment or other judicial process;

(f)
The account is the valid and legally enforceable obligation of the account debtor thereunder and is not subject to any claim for credit, set-off, allowance or adjustment by the account debtor or any counterclaim, and the account debtor has not returned any of the goods from the sale of which the account arose, nor has any partial payment been made thereon;

(g)
The account arose in the ordinary course of the Borrower's business, and the account debtor has not filed bankruptcy, is not insolvent or no material adverse change in the financial condition of the account debtor has occurred;

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(h)
The account is not owing by an account debtor who has died or dissolved or terminated its existence, the account debtor's business has not failed, the account debtor has not disappeared, a receiver has not been appointed for any part of the property of the account debtor, the account debtor has not made an assignment for the benefit of creditors or filed, or has had filed against it, a petition under or the commencement of any proceeding under any bankruptcy code or process;

(i)	The account is not evidenced by a judgment, an instrument or chattel paper;

(j)	The account debtor is not an employee of the Borrower;

(k)
The account is not owing by any account debtor whose aggregate outstanding accounts with the Borrower exceed thirty percent (30%) of the aggregate of all accounts by all account debtors owing to the Borrower, provided, however, that thirty percent (30%) of the aggregate amount outstanding on such accounts will be deemed Eligible Accounts, and provided further that such threshold shall not apply to accounts owed to Borrower by any marketer under a Sales and Marketing Contract; and

(l)	The account or any portion thereof is acceptable to the Lender or is not otherwise deemed ineligible by the Lender in its reasonable discretion.

An account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. The Lender shall determine whether accounts qualify as Eligible Accounts from time to time in its sole and absolute discretion and any such determination shall be conclusive and binding for all purposes, absent manifest error.

“Eligible Finished Goods - Ethanol, Corn Oil and Distiller's Grains Inventory” means all ethanol, corn oil and distiller's grains (wet and dry) inventory of Borrower (i) that is owned by (and in the possession or under the control of) Borrower as of such date and is not consigned or covered by or subject to a seller's right to repurchase or any consensual or nonconsensual Lien (including, without limitation, purchase money Liens) in favor of any party other than the Lender, (ii) that is located at a facility owned by Borrower and listed in Schedule A of the Security Agreement defined below and is in Borrower's exclusive possession, (iii) that is in good and marketable condition, (iv) that meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such inventory, its use or sale, (v) that is either currently usable or currently saleable in the normal course of Borrower's business without any notice to, or consent of, any governmental agency or department or division thereof (excluding however, any such inventory that has been shipped to a customer of Borrower, even if on a consignment or “sale or return” basis), (vi) is not work-in-process, in transit, obsolete or slow-moving and (vii) no prepayment has been received for such inventory; provided that the Lender may at any time exclude from Eligible Finished Goods - Ethanol, Corn Oil and Distiller's Grains Inventory any type of ethanol, corn oil or distiller's grains inventory that the Lender reasonably determines to be unmarketable or ineligible in its sole discretion. The Lender shall have the right, in the exercise of reasonable discretion, to determine whether finished goods ethanol, corn oil and distiller's grains inventory is eligible for inclusion in the Borrowing Base at any particular time.

"Eligible Margin Account Equity" means the positive equity value of open positions in the money in margin accounts maintained by the Borrower with a broker for hedging and not speculative

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purposes and which have been collaterally assigned by the Borrower to the Lender, in which the Lender has a first priority security interest, as determined by the Lender in its good faith business judgment, and in which the broker has acknowledged in writing pursuant to an executed control agreement the security interest of the Lender therein and has agreed, to the Lender's satisfaction, that the Lender has "control" of such account for purposes of perfecting the Lender's security interest therein. Such equity value shall be determined by the Lender from the brokers' statements and shall be net of all losses or out of the money positions.

"Excess Cash Flow" means Adjusted EBITDA, less Fixed Charges for the applicable reporting period.

"Event of Default" has the meaning set forth in Section 6.01 of this Agreement.

"Financial Instrument Agreements" means any agreements with respect to any transaction now existing or hereafter entered into among the Borrower and the Lender or any of its subsidiaries or affiliates or their successors, or any other third party, which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided that such transaction is entered into by the Borrower for hedging purposes and not speculation.

"Fixed Charge Coverage Ratio" means, for any period, the ratio derived when comparing (a) Adjusted EBITDA to (b) Borrower's scheduled payments on the principal and interest of the Loans due during the applicable reporting period.

"Fixed Charges" means, for any period, the sum of scheduled principal on the Loans that is payable during such period, and including, without limitation, scheduled interest and other finance charges paid or payable with respect to the Loans unless such interest and other finance charges are paid in full prior to the measurement date.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.02.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Interest Expense” means, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of capital lease obligations capitalized or expensed during such period (whether or not actually paid during such period), plus (ii) the net amount payable (or minus the net amount receivable) under Financial Instrument Agreements related to interest rates during such period (whether or not actually paid or received during such period).

"Lender" means First National Bank of Omaha and its successors and assigns.

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“LIBOR Rate” means the London Interbank Offered Rate for U.S. Dollar deposits published in The Wall Street Journal as the Three (3) Month LIBOR Rate with respect to the Declining Revolving Credit Loan and as the One (1) Month LIBOR Rate with respect to the Revolving Credit Loan. The LIBOR Rate will be adjusted and determined without notice to the Borrower as set forth herein, as of the date of the Revolving Credit Notes and Declining Revolving Credit Notes, and on the first (1st) day of every third calendar month thereafter with respect to the Declining Revolving Credit Notes and on the first day of each calendar month thereafter with respect to the Revolving Credit Notes (each such date, an “Interest Rate Change Date”) to the Three (3) Month LIBOR Rate with respect to the Declining Revolving Credit Notes and to the One (1) Month LIBOR Rate with respect to the Revolving Credit Notes, which is published in The Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each Interest Rate Change Date. The published LIBOR Rate will be rounded upwards to the next higher one one hundredth (1/100th) of one percent (1%). If the initial Advance under the Revolving Credit Notes or the initial funding of the Declining Revolving Credit Notes occurs on any day other than the first London Banking Day of a month, the initial LIBOR Rate to be in effect until the beginning of the next succeeding month shall be that Three (3) Month LIBOR Rate or One (1) Month LIBOR Rate, as applicable, in effect on the date that is two London Banking Days prior to the first day of the month in which the Revolving Credit Notes and Declining Revolving Credit Notes are dated. If for any reason the LIBOR Rate published by The Wall Street Journal is no longer available and/or the Lender is unable to determine the LIBOR Rate for any Interest Rate Change Date, the Lender may, in its sole discretion, select an alternate source to determine the LIBOR Rate and will provide notice to Borrower of the source selected. The LIBOR Rate determined as set forth above shall be referred to herein as (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of the Loans, the Lender and Borrower will agree upon a substitute index. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each month on the first (1st) day of each month with respect to the Revolving Credit Loan and once every three months on the first (1st) day of the applicable month with respect to the Declining Revolving Credit Loan. Borrower understands that Lender may make loans based on other rates as well. The Index for the one month LIBOR Rate currently is 0.19250% per annum and the Index for the three month LIBOR Rate currently is 0.27415% per annum.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, assignment, security interest or other encumbrance of any kind in respect of such asset.

"Loan Documents" means this Agreement, the Notes, the Security Agreement, the Control Agreements, the Mortgage, the assignments of the Material Contracts, and any documents relating to any Financial Instrument Agreements and all other documents, instruments and agreements executed and/or delivered in connection therewith at any time, all as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time in accordance with the terms thereof and hereof.

"Loans" means, collectively, the Revolving Credit Loan and Advances thereunder, the Declining Revolving Credit Loans and any letters of credit issued for the account of Borrower.

“London Banking Day” means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business.

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"Market Price" of any inventory means, at any time, the then-current market price of such inventory as reasonably determined by the Lender.

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, operations, results of operations, financial condition, assets, Collateral or liabilities, of Borrower taken as a whole, (ii) the ability of Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Contracts” means (a) the Supply Contracts, Sales and Marketing Contracts, Transportation Contracts, Utility Contracts, (b) that certain License Agreement dated on or about December 14, 2006 between Assignor and ICM, Inc., (c) any other contract or any other agreement, written or oral, of the Borrower involving monetary liability of or to any such person in an amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per year, and (d) any other contract or agreement, written or oral, of the Borrower, the failure to comply with would have a Material Adverse Effect on the Borrower.

“Material Indebtedness” means Debt (other than the Loans) or obligations in respect of one or more Financial Instrument Agreements of Borrower in an aggregate principal amount exceeding $250,000 at any one time outstanding during the term of the Loans.

“Maximum Availability” has the meaning provided in Section 2.01(a)(ii) of this Agreement.

"Mortgage" means the First Amended and Restated Construction Loan Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement, dated of even date herewith given by the Borrower in favor of the Lender, which creates a Lien against the Project and the other property described therein, and all amendments, restatements, renewals, replacements and other modifications of the foregoing.

"Mortgaged Property" has the meaning given to such term in the Mortgage.

“Negative Termination Value” means, with respect to any Financial Instrument Agreement of Borrower, the amount (if any) that Borrower would be required to pay if such Financial Instrument Agreement were terminated by reason of a default by or other termination event relating to Borrower, such amount to be determined on the basis of a good faith estimate made by the Lender, in consultation with Borrower. The Negative Termination Value of any such Financial Instrument Agreement at any date shall be determined (i) as of the end of the most recent fiscal quarter ended on or prior to such date if such Financial Instrument Agreement was then outstanding or (ii) as of the date such Financial Instrument Agreement is terminated. However, if an applicable agreement between Borrower and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other Financial Instrument Agreements (if any exist) between Borrower and such counterparty would also terminate and the amount (if any) payable by Borrower would be a net amount reflecting the termination of all the Financial Instrument Agreements so terminated, then the Negative Termination Value of all the Financial Instrument Agreements subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by Borrower, determined as of the later of (i) the

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end of the most recently ended fiscal quarter or (ii) the date on which the most recent Financial Instrument Agreement subject to such netting was terminated.

“Net Income” means, for any period, the net income (or loss) of Borrower for such period determined in accordance with GAAP.

"Net Worth" means , as to Borrower as of any date, total assets less total liabilities and less the following types of assets: (i) leasehold improvements; (ii) receivables (other than those created by sale of goods) to a member and other investments in or amounts due from any member, employee or other person or entity related to or affiliated with Borrower); (iii) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible, and (iv) treasury stock or equity interests, all as determined in accordance with GAAP; provided, however, Net Worth shall not include any Debt due to Borrower not acceptable to Lender in the exercise of its reasonable discretion.

"Notes" means, collectively, the Revolving Credit Note and the Declining Revolving Credit Note, and all amendments, restatements, renewals, replacements and other modifications of the foregoing.

"Obligations" means, collectively, all indebtedness, liabilities and obligations whatsoever of Borrower to the Lender whether now existing or hereafter arising, regardless of the form the liability takes or its purpose, including, without limitation, overdrafts and deposit account liabilities and liabilities under any credit or purchasing cards of Borrower to the Lender and all indebtedness, liabilities and obligations under or in connection with this Agreement, the Notes and/or any of the other Loan Documents, including without limitation, the principal of, and interest on, the Loans, all future advances thereunder, and all other amounts now or hereafter owing to the Lender under this Agreement, the Notes, letters of credit or any of the other Loan Documents.

“Permits” means all licenses, consents, approvals authorizations and permits of Governmental Authorities which Borrower is required to obtain in connection with the Project and operation of Borrower's business as contemplated following completion of the Project, including but not limited to any of the foregoing related to environmental laws (including an air emissions permit and a national pollution discharge elimination system construction permit, each of which will allow Borrower to operate its facilities at maximum capacity), zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits and occupancy certificates, and laws relating to construction and operation of above or underground ground storage tanks.

"Permitted Debt" means: (a) Debt under this Agreement and the other Loan Documents; and (b) Debt incurred on or after the Closing Date in an aggregate principal amount not to exceed $250,000 at any time outstanding, without the prior written consent of the Lender.

"Permitted Distributions" has the meaning given to such term in Section 4.14 of this Agreement.

"Permitted Liens" has the meaning given to such term in Section 4.16 of this Agreement.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental department or authority or other entity.

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“Project” means the dry milling ethanol plant constructed on the Real Estate located on the Real Estate in Randolph County, Indiana described in the Mortgage, capable of producing approximately 100 million gallons of fuel grade ethanol per year, and related byproducts of dried, distillers grains with solubles, together with all necessary and appropriate fixtures, equipment, attachments, and accessories.

“Real Estate” means the real property on which the Project is constructed and all other real property owned or leased by Borrower.

"Revolving Credit Commitment" means the amount set opposite Lender's name under the column entitled "Revolving Credit Loan -Commitment" on Exhibit A hereto.

"Revolving Credit Loans" has the meaning provided in Section 2.01(a)(i) of this Agreement.

"Revolving Credit Note" has the meaning provided in Section 2.03(a) of this Agreement.

“Sales and Marketing Contracts” means all agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower including the marketing and sale of ethanol, carbon dioxide and distillers grains (“DDGS”), including that certain Carbon Dioxide Purchase and Sale Agreement March 8, 2010 between Borrower and EPCO Carbon Dioxide Products, Inc. [EDITOR'S NOTE: Do we want an assignment of this?], that certain Ethanol Purchase and Sale Agreement dated December 20, 2006 between Borrower and Murex, LLC (f/k/a Murex, N.A., Ltd.) and the Distiller's Grain Marketing Agreement dated December 13, 2006 (the “Agreement”) between Borrower and CHS, Inc., as such agreements and contracts are extended, amended, restated, supplemented or otherwise modified from time to time.

"Security Agreement" means the Second Amended and Restated Security Agreement to be executed by the Borrower on or about the Closing Date in favor of the Lender and by which the Borrower shall grant to the Lender, as security for the Obligations, a security interest in all of the Borrower's presently owned or hereafter acquired personal property, including without limitation, all of the Borrower's inventory, equipment, other goods, accounts receivable, general intangibles, hedging accounts, deposit accounts and investment property, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.

“Supply Contracts” means all other agreements and contracts related to the supply of inputs material to operation of Borrower's business in effect presently involving monetary liability of or to any such person in an amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,00.00) per year, and entered into from time to time hereafter, as the same such agreements and contracts are amended, restated, supplemental or otherwise modified from time to time.

“Tax Distributions” means cash distributions to each or any of Borrower's members in an amount equal to such member's estimated combined federal, state and local tax liability, after application of all available federal, state and local tax credits allocable to such members, in respect of Borrower's income, gain and/or earnings.

"Termination Date" with respect to the Revolving Credit Loan means June 11, 2014, with respect to the Declining Revolving Credit means January 8, 2021, or, in each case, the earlier date of

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termination in whole of the commitments pursuant to Section 6.02 or any other applicable provision of this Agreement, on which date the outstanding principal balance of the Loans together with all accrued and unpaid interest is due and payable in full.

“Transportation Contracts” means all agreements and contracts in effect presently and entered into from time to time hereafter related to the provision of transportation or shipping services which are material to the operation of Borrower's business involving monetary liability of or to any such person in an amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per year, as the same such agreements and contracts are extended, amended, restated, supplemented or otherwise modified from time to time.

“Utility Contracts” means the agreements referenced in Schedule 3.01(u)(v) (including all exhibits thereto) and all other contracts and agreements in effect presently and entered into from time to time hereafter which are material to the provision to Borrower of necessary electricity, natural gas, water, fuel oil, coal and other energy resources in connection with the operation of Borrower's plant, equipment and offices involving monetary liability of or to any such person in an amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per year, as the same such agreements and contracts are extended, amended, restated, supplemented or otherwise modified from time to time.

“Working Capital” means current assets at the time of determination (including, without limitation, (i) the amount available to Borrower for drawing under the Declining Revolving Credit Loan, and (ii) prepayments for natural gas supplies), less the sum of (x) investments in or other amounts due from any member, manager, employee or any person or entity related to or affiliated with the Borrower, other than amounts due to Borrower under a Sales and Marketing Agreement, and (y) current liabilities (all at the time of determination and without duplication).

Section 1.02.    General; Fiscal Year. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect in the United States. Unless the context clearly requires otherwise, all references to "dollars" or "$" are to United States dollars. "Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.01 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa. Unless the context requires otherwise, references herein to "fiscal year" or "fiscal quarter" shall mean the fiscal year or fiscal quarter, as the case may be, of the Borrower.

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ARTUCKE II
AMOUNT AND TERMS OF LOANS

Section 2.01    Commitments to Lend.

(a)    The Revolving Credit Loan and the Declining Revolving Credit Loan Facilities.

(i)    Revolving Credit Loans. Lender agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (collectively, the "Revolving Credit Loan") to the Borrower from time to time from the Closing Date to the Business Day immediately preceding the Termination Date applicable to the Revolving Credit Loan up to a maximum principal amount at any time outstanding equal to Lender's Revolving Credit Commitment at such time. However, Lender shall not be obligated to make an Advance on the Revolving Credit Loan if the aggregate amount of all Advances under the Revolving Credit Loan then outstanding exceeds, or would exceed if the requested Advance were to be made, (1) the Revolving Credit Commitment, (2) the Borrowing Base at such time, or (3) any Default or Event of Default exists or would result from the making of such Advance. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loan.

(ii)    Declining Revolving Credit Loans. On the Closing Date, Lender agrees to extend the Declining Revolving Credit Loan to Borrower in the amount of $28,889,410.44 to refinance the Term Loans under the Current Credit Agreement. Commencing on April 8, 2014 and continuing to the Business Day immediately preceding the Termination Date applicable to the Declining Revolving Credit Loan, the Declining Revolving Credit Loan will begin to revolve and Lender agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (the "Declining Revolving Credit Loans") to the Borrower from time to time during such period up to a maximum principal amount at any time outstanding equal to Lender's Declining Revolving Credit Commitment at such time. However, Lender shall not be obligated to make a Declining Revolving Credit Loan if the aggregate amount of all Declining Revolving Credit Loans then outstanding exceeds, or would exceed if the requested Declining Revolving Credit Loan were to be made, (1) the Maximum Availability at such time; (2) Lender's Declining Revolving Credit Commitment or (3) any Default or Event of Default exists or would result from the making of such Declining Revolving Credit Loan. Subject to the terms and conditions of this Agreement, from and after April 8, 2014 to the Termination Date applicable to the Declining Revolving Credit Loan the Borrower may borrow, repay and re-borrow under the Declining Revolving Credit Loans up to the Maximum Availability at such time. Prior to April 8, 2014, the Borrower may not re-borrow any principal repaid on the Declining Revolving Credit Loan.

Initially, when the Declining Revolving Credit Loan becomes eligible to revolve on April 8, 2014, the maximum amount available to be borrowed on the Declining Revolving Credit is $25,083,737.34. Commencing on April 8, 2014 and quarterly thereafter on the dates indicated in the table below until the Termination Date of the Declining Revolving Credit Loan (each a “Reduction Date”), the maximum amount available (the “Maximum Availability”) on the Declining Revolving Credit Loan shall decrease by $929,027.31. The Maximum Availability on each Reduction Date is shown in the following table:

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REDUCTION DATE	MAXIMUM AVAILABILITY

April 8, 2014	$25,083,737.34
July 8, 2014	$24,154,710.03
October 8, 2014	$23,225,682.72
January 8, 2015	$22,296,655.41
April 8, 2015	$21,367,628.10
July 8, 2015	$20,438,600.79
October 8, 2015	$19,509,573.48
January 8, 2016	$18,580,546.17
April 8, 2016	$17,651,518.86
July 8, 2016	$16,722,491.55
October 8, 2016	$15,793,464.24
January 8, 2017	$14,864,436.93
April 8, 2017	$13,935,409.62
July 8, 2017	$13,006,382.31
October 8, 2017	$12,077,355.00
January 8, 2018	$11,148,327.69
April 8, 2018	$10,219,300.38
July 8, 2018	$9,290,273.07
October 8, 2018	$8,361,245.76
January 8, 2019	$7,432,218.45
April 8, 2019	$6,503,191.14
July 8, 2019	$5,574,163.83
October 8, 2019	$4,645,136.52
January 8, 2020	$3,716,109.21
April 8, 2020	$2,787,081.90
July 8, 2020	$1,858,054.59
October 8, 2020	$929,027.28
January 8, 2021	$0.00

On each Reduction Date, the Borrower will pay and apply to the then outstanding principal balance of the Declining Revolving Credit Note the amount necessary to reduce the outstanding principal balance of the Declining Revolving Credit Loan so that it is within the Maximum Availability applicable on each such Reduction Date, and thereafter Borrower may only borrow up to such Maximum Availability. Such payments will be applied by Lender to the Declining Revolving Credit Loan.

(iii)    Financial Instrument Agreements. Lender or its subsidiaries or affiliates may, but shall not be obligated, to enter into from time to time with the Borrower, one or more Financial Instrument Agreements. Each such Financial Instrument Agreement will be subject to separate documentation, including without limitation an ISDA Master Swap Agreement, a schedule and confirmation with respect to such Financial Instrument Agreement. The obligations of the Borrower related to any Financial Instrument Agreement will be as set forth in such separate documentation, provided such obligations will be cross defaulted to the obligations of the Borrower hereunder, and shall be additional Obligations secured by the Collateral.

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(iv)    Use of Proceeds. The Loans shall be used solely for purposes of: (1) re-financing the loans and financial accommodations extended under the Current Credit Agreement; (2) the Borrower's general working capital needs and other general corporate purposes; and (3) capital expenditures by the Borrower, to the extent not inconsistent with the terms of this Agreement. Notwithstanding anything herein to the contrary, the Borrower shall not, directly or indirectly, use any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors. In addition, the Revolving Credit Loan may be used to support the issuance of letters of credit for the account of Borrower.

Section 2.02    Manner of Borrowing. The Borrower shall give the Lender notice of the Borrower's intention to borrow under the Revolving Credit Loan or Declining Revolving Credit Loan no later than 2 p.m. Omaha, Nebraska time on the requested funding date, in each case specifying: (1) the proposed funding date of such Loan; (2) the amount of such Loan; (3) in the case of an Advance, whether the principal amount of any such Revolving Credit Loan, together with the principal amount of all Revolving Credit Loans then outstanding, is within the Borrowing Base at such time and is within the Revolving Credit Commitment at such time; and (4) in the case of a Declining Revolving Credit Loan, whether the principal amount of any such Declining Revolving Credit Loan, together with the principal amount of all Declining Revolving Credit Loans then outstanding, is within the Maximum Availability at such time and is within the Declining Revolving Credit Commitment at such time. Lender will make such Loan available to the Borrower on the funding date of such Loan. For purposes of this Section, the Borrower agrees that the Lender may rely and act upon any request for a Loan from any individual who the Lender, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.

Section 2,03.    Notes.

(a)    The Revolving Credit Loan shall be evidenced by a promissory note payable to Lender, substantially in the form of Exhibit B-1 hereto ( as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Revolving Credit Note").

(b)    The Declining Revolving Credit Loans shall be evidenced by a promissory note payable to Lender, substantially in the form of Exhibit B-2 hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Declining Revolving Credit Note").

Section. 2.04    Payment.

(a)    Revolving Credit Loans.

(i)    Accrued interest on the outstanding principal balance of each Advance under the Revolving Credit Loan is due and payable on the first (1st) calendar day of each month until the Termination Date applicable to the Revolving Credit Loan when all accrued but unpaid interest on each Revolving Credit Loan is due and payable in full.

(ii)    The outstanding principal balance of the Revolving Credit Loan is payable in full on the Termination Date applicable to the Revolving Credit Loan.

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(b)    Declining Revolving Credit Loan.

(i)    Accrued interest on the outstanding principal balance of the Declining Revolving Credit Loan is payable quarterly on the days that principal payments are due, including each Reduction Date, until the Termination Date applicable to the Declining Revolving Credit Loan when all accrued but unpaid interest on the Declining Revolving Credit Loan is due and payable in full.

(ii)    The principal balance of the Declining Revolving Credit Loan shall be repaid as follows:

(1)    On July 8, 2013, Borrower shall make a principal payment of $945,435.76;

(2)    On October 8, 2013, Borrower shall make a principal payment of $958,642.66;

(3)    On January 8, 2014, Borrower shall make a principal payment of $972,567.37;

(4)    On April 8, 2014, Borrower will pay such sums as are necessary to reduce the outstanding principal balance of the Declining Revolving Credit Loan to the then applicable Maximum Availability ($25,083,737.34); and

(5)    Thereafter, sums sufficient to reduce the outstanding principal balance of the Declining Revolving Credit Loan to the then applicable Maximum Availability is due and payable on each Reduction Date, with the remaining outstanding principal balance of the Declining Revolving Credit Loan together with accrued and unpaid interest due and payable in full on the Termination Date applicable to the Declining Revolving Credit Loan.

(d)    General. All payments due under this Agreement and the other Loan Documents shall be made in immediately available funds to the Lender at its office described in its signature page hereto unless the Lender gives notice to the contrary. Payments so received at or before 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received by the Lender on that Business Day. Payments received after 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day. With respect to any payment due on any Obligation which is 10 days or more late, in addition to any rights and remedies Lender may have Borrower will be charged a late fee equal to 3% of the scheduled payment or $25 whichever is greater.

Section 2.05.    Interest Rates.

(a)    Interest shall accrue on the outstanding principal balance at the end of the day of each Loan at the Applicable Rate in effect for such Loan on such day.

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(b)    Upon or after the occurrence and during the continuation of any Event of Default and after the maturity date of any Loan, the principal amount of each Loan shall bear interest at a rate per annum equal to six percent (6.0%) above the interest rate that would otherwise apply under Section 2.05(a) above (the "Default Rate").

(b)    In all cases, interest on the outstanding principal balance of all Loans and any other Obligations with respect to which interest accrues pursuant to the terms of this Agreement is computed on a 360 day basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Loans and other Obligations is computed using this method.

(d)    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or any other Loan Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. If such a court determines that the Lender has charged or received interest hereunder or under the other Loan Documents in excess of the highest applicable rate, the Lender shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.

Section 2.06.    [Reserved.]

Section 2.07.    Prepayments.

(a)    If, at any time, the outstanding principal balance of all Advances under the Revolving Credit Loan exceeds the Revolving Credit Commitment at such time, the Borrower shall immediately pay to the Lender an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loan by an amount equal to such excess.

(b)    If, at any time, the outstanding principal balance of all Declining Revolving Credit Loans exceeds the Declining Revolving Credit Commitment or Maximum Availability at such time, the Borrower shall immediately pay to the Lender an amount sufficient to reduce the aggregate unpaid principal amount of Declining Revolving Credit Loans by an amount equal to such excess.

(c)    If, at any time, the aggregate outstanding principal balance of all Advances under the Revolving Credit Loan exceeds the Borrowing Base at such time, the Borrower shall immediately pay to the Lender an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Credit Loan by an amount equal to such excess.

2.09.    Excess Cash Flow. Within 120 days after the end of each of Borrower's fiscal years commencing with the fiscal year ending September 30, 2014, Borrower shall calculate and report to the Lender the amount of Borrower's Excess Cash Flow for such ended fiscal year. Within 120 days following the end of each such fiscal year, Borrower will pay to the Lender the lesser of (i) twenty percent (20.0%) of such Excess Cash Flow calculated by Borrower for such fiscal year or (ii) $1,500,000. Borrower's payment of Excess Cash Flow shall be applied by the Lender to the principal due on the Declining Revolving Credit Loan. Such Excess Cash Flow payments shall not release Borrower from making the payments of principal

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or interest otherwise required by this Agreement. Upon payment in full of the Declining Revolving Credit Loan, Borrower shall no longer be obligated to make the payments of Excess Cash Flow required in this Section. No payment of Excess Cash Flow shall trigger or obligate Borrower to pay to the Lender any prepayment fees or premiums.

2.10.    Annual Servicing Fee. The Borrower shall pay to the Lender an annual servicing fee equal to $10,000 with the first such fee paid on the Closing Date and each subsequent fee paid on each anniversary of the Closing Date during the term of this Agreement.

2.11. Non-Use Fee. The Borrower agrees to pay to the Lender, on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee (the "Non-Use Fee") equal to the sum of, for each day during such preceding calendar quarter, (i) the amount obtained by multiplying (a) the difference between the Revolving Credit Commitment and the Daily Credit Balance applicable to the Revolving Credit Loan for such day, times (b) the Applicable Margin for the Non-Use Fee, times (c) the fraction, 1/360, plus (ii) the amount obtained by multiplying (a) the difference between the Declining Revolving Credit Commitment and the Daily Credit Balance applicable to the Declining Revolving Credit Loan for such day, times (b) the Applicable Margin for the Non-Use Fee, times (c) the fraction, 1/360.

2.12.    Origination Fee. The Borrower shall pay to the Lender at closing a fee equal to $28,890. Such fee shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and shall be paid on the Closing Date. This fee shall compensate the Lender for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other costs, fees or expenses for which the Borrower has agreed to reimburse the Lender or any other persons pursuant to any other provision of this Agreement or the other Loan Documents or any commitment letter, letter of intent or similar agreement.

2.13.    Application of Payments and Collections. Upon the occurrence and during the continuance of any Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times received by the Lender from or on behalf of a Borrower, and the Borrower agrees that after the occurrence and during the continuance of any Event of Default the Lender has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times by such persons against the Obligations, in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.

2.14.    Allocation of Collateral Proceeds. Lender and the Borrower acknowledge and agree that the Collateral secures the Obligations on a cross-collateralization basis. However, the Borrower and Lender agree that the proceeds from any realization on the Mortgaged Property (other than inventory and accounts receivable and the proceeds thereof) as defined in the Mortgage, equipment and fixtures will be first applied to the Lender's costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing on such Mortgaged Property, equipment and fixtures, next to the Borrower's obligations to Lender under the Declining Revolving Credit Loan, next to the Borrower's obligations to Lender under the Revolving Credit Loan and last to any other Obligations which remain outstanding. Proceeds from any realization on such Mortgaged Property, equipment and fixtures will only be applied to the Revolving Credit Loan if any proceeds remain after the full and indefeasible payment of the Declining Revolving Credit Loan. In addition, the Borrower and Lender acknowledge and agree that the proceeds from any realization on Collateral consisting of inventory, accounts receivable, Margin Account Equity and the products and proceeds thereof will be applied first to the Lender's costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing

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on such inventory, accounts receivable and Margin Account Equity Collateral, next to the Borrower's obligations to Lender under the Revolving Credit Loan, next to the Borrower's obligations to Lender under the Declining Revolving Credit Loan, and last to any other Obligations which remain outstanding. With respect to the proceeds of any other Collateral not specified in this Section above, the proceeds of such Collateral will be applied first to the Lender's costs and expenses payable by Borrower pursuant to Section 7.05 and any other costs and expenses of foreclosure or otherwise realizing on such Collateral and next to the Obligations in such order and priority as is determined by Lender or required by applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)    The Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. The Borrower is duly qualified and authorized to do business, in all states and jurisdictions wherein the character of the properties owned or held by it or the business being transacted by it makes such qualification necessary.

(b)    The Borrower has full power to own or lease its property and carry on its business as now conducted, and the Borrower has full power to make the Borrowings herein provided for, to execute and deliver this Agreement, the Notes and the other Loan Documents and to perform its obligations hereunder and thereunder. The Borrower has full power to execute and deliver all other instruments referred to or mentioned herein to which it is a party and to perform its obligations thereunder. This Agreement, the Notes and other Loan Documents when executed and delivered by the Borrower will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity.

(c)    The Borrowings herein provided for and the execution and delivery of this agreement, the Notes, and all other Loan Documents and the performance of the obligations hereunder and thereunder, have been duly authorized by all appropriate and required proceedings and action and will not contravene any provisions of law or any regulation, order, writ, judgment, injunction, decree, permit, or license applicable to Borrower or any of Borrower's property or conflict with or breach or constitute a default under Borrower's Articles of Organization, Operating Agreement or other governing or organizational agreement of Borrower or under any indenture, agreement or security agreement to which the Borrower is a party or by which the Borrower is bound. No consent or approval of the officers, members, managers, or directors of Borrower or any other Person or creditor are required as a condition to the effectiveness and validity of the Loan Documents.

(d)    All of the issued and outstanding membership interests of the Borrower are validly issued, fully paid and non-assessable.

(e)    The Borrower maintains its books on a fiscal year basis ending on September 30 of each year. The audited financial statements and schedules of the Borrower for and as of the fiscal year ended September 30, 2012 and the unaudited financial statements (income statement, balance sheet and cash flow) of the Borrower for the period ending April 30, 2013, certified by a financial officer of the Borrower, copies of which have been delivered to the Lender, fairly present the financial

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condition of the Borrower at such dates and the results of their operations for such periods, and since April 30, 2013, there has been no Material Adverse Effect. No information, exhibit or report furnished by or on behalf of the Borrower to the Lender contains any material misstatement of fact or omits to state a material fact or any fact or information necessary to make the statements and information contained therein incomplete or not materially misleading.

(f)    Except as described in the above financial statements or disclosed in Schedule 3.01(f), there are no actions, suits, arbitration proceedings or other proceedings of any nature pending or, to the knowledge of the Borrower, threatened, or to the knowledge of the Borrower any basis therefor, against the Borrower at law or in equity, in any court or before any governmental department or agency or arbitrator or arbitration panel, which would result in any Material Adverse Effect. To the knowledge of the Borrower, no proceedings of any nature for the revocation, suspension or liquidation of any Permit have been commenced or threatened against the Borrower.

(g)    To the knowledge of the Borrower, the Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns and all other taxes, assessments, FICA and other withholding taxes as they have become due. Except as described in the financial statements and reports referenced above, there are no tax claims which have been asserted against the Borrower, which are unpaid, and which would have a Material Adverse Effect.

(h)    The Borrower has good and marketable title to all of its real, personal and mixed properties, and such properties are free and clear of all Liens except Permitted Liens. In respect of leased property, the Borrower has valid and enforceable leasehold interests therein.

(i)    To the knowledge of the Borrower, the Borrower is not in violation of any term of its Articles of Organization or Operating Agreement or any term of any agreement, instrument, judgment, decree or order applicable to it, or in violation of any term of any statute, rule or governmental regulation applicable to it, including without limitation any Permit, the violation of which would have a Material Adverse Effect.

(j)    To the best of Borrower's knowledge, the business and operations of the Borrower comply in all respects with all applicable federal, state, regional, county and local laws, including without limitation statutes, rules, regulations and ordinances relating to public health, safety or the environment or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except where the failure to so comply (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(k)    The Borrower has not given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any Governmental Authority or in connection with any court proceeding that: (i) the Borrower has violated, or is about to violate, any federal, state, regional, county or local statute, law, rule, regulation, ordinance, Permit, judgment or order, including without limitation those relating to environmental, health or safety; (ii) there has been a release, or there is a threat of release, of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from the Borrower's

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property, facilities, equipment or vehicles; (iii) the Borrower may, or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); or (iv) any of the Borrower's property or assets are subject to a Lien in favor of any Governmental Authority for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such Governmental Authority in response to, a release of a hazardous substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons).

(l)    All statements by the Borrower contained in any certificate, statement, document or other instrument or writing delivered by or on behalf of the Borrower at any time pursuant to this Agreement or the other Loan Documents shall constitute representations and warranties made by the Borrower hereunder. No representation or warranty of the Borrower contained in this Agreement or any other Loan Document, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Lender by or on behalf of the Borrower contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading. To the best of Borrower's knowledge, all information material to the transactions contemplated in this Agreement has been disclosed to the Lender.

(m)    No part of the proceeds of the Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. If requested by the Lender, the Borrower will furnish to the Lender a statement in conformity with the requirements of Federal Reserve Form U 1 referred to in Regulation U to the foregoing effect.

(n)    The Borrower does not have any commodity accounts or similar commodity hedging accounts except for those described in the Control Agreements.

(o)    Each “employee benefit plan”, “employee pension benefit plan”, “defined benefit plan” or “multi-employer benefit plan” (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) which the Borrower has established, maintained or to which it is required to contribute (collectively, the “Plans”) is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (as amended, replaced or supplemented from time to time, “ERISA”), and the Internal Revenue Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no “prohibited transactions” and no “reportable event” (as such terms are defined in ERISA) has occurred with respect to any Plan. The Borrower does not have a “multi-employer benefit plan”. The Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with a Plan, other than for premiums due in the ordinary course.

(p)    The Borrower is and, after consummation of the transactions contemplated by this Agreement, will be Solvent. “Solvent” shall mean that, as of a particular date, (i) the Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (ii) the Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower is engaged, (iii) the fair value of the property of the Borrower is greater than the total amount of liabilities, including, without limitation,

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contingent liabilities, of the Borrower and (iv) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Borrower shall execute and deliver to the Lender a Solvency Certificate in form attached as Schedule 3.01(p) and incorporated herein by reference.

(q)    As of the date hereof, the Borrower does not have any subsidiaries or affiliates other than those listed on Schedule 3.01(q) attached hereto and made a part hereof.

(r)    The Borrower is not in default under or with respect to, or a party to, any contractual obligation that would, either individually or in the aggregate, have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Loan Documents.

(s)    The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940.

(t)    Each Permit is listed on Schedule 3.01(t), including each Permit in effect presently and those Permits to be obtained after the Closing Date as necessary or appropriate for operation of Borrower's ethanol plant at maximum capacity.

(u)    As of the Closing Date, there are no Material Contracts other than the agreements and contracts disclosed to the Lender pursuant to this Section.

(i)    Management Contracts. As of the Closing Date, there are no management contracts or material license agreements other than those listed on Schedule 3.01(u)(i).

(ii)    Supply Contracts. As of the Closing Date, there are no Supply Contracts other than those listed on Schedule 3.01(u)(ii). Borrower has made adequate provision for all storage facilities, equipment and inputs, including corn, as specified by Borrower's engineers for the maximum output and operation of the Project.

(iii)    Sales and Marketing Contracts. As of the Closing Date, there are no Sales and Marketing Contracts other than those listed on Schedule 3.01(u)(iii).

(iv)    Transportation Contracts. As of the Closing Date, there are no Transportation Contracts other than those listed on Schedule 3.01(u)(iv).

(v)    Utility Contracts. As of the Closing Date, there are no Utility Contracts other than those listed on Schedule 3.01(u)(v). Borrower has made suitable arrangements so that the Project has all necessary electrical, natural gas, water, storm and sewer facilities in place for the proper construction and operation of the Project at maximum efficiency.

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Each Material Contract is in full force and effect and there are no defaults now existing or to the knowledge of the Borrower which would or may occur with the giving of notice or the passage of time. The parties intend and agree that the assignments and consents listed in Schedule 3.01(u) issued under and in support of the Current Credit Agreement shall remain in full force effect and shall secure and support the Loans. Any reference in such assignments to a "Loan Agreement" shall hereby be deemed amended to reference this Agreement.

(v)    As of the Closing Date and to the best of the Borrower's knowledge and belief based upon the Borrower's knowledge of and experience in the ethanol production industry, the Projections fairly present Borrower's reasonable forecast of the results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. Since the date of such Projections, there have been no changes with respect to Borrower or its Subsidiaries which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy between such Projections and Borrower's actual results for the periods stated.

(w)    The Project was constructed in material compliance with its plans and specifications and the applicable Permits and is being operated in accordance with the Permits and applicable law. The exterior lines of the improvements related to the Project are, and at all times will be, within the boundary lines of the Real Estate, and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations and with all applicable requirements of all Governmental Authorities, including without limitation, building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project.

ARTICLE IV
COVENANTS

The Borrower covenants and agrees with the Lender that so long as any Obligations remain outstanding or Lender has any obligation to extend credit hereunder, except to the extent compliance in any case is waived in writing by the Lender:

Section 4.01    Existence. The Borrower will maintain in good standing its existence and its right to transact business in each state in which it operates, and will continue to engage in the same lines of business in which it is presently engaged.

Section 4.02    Inspection and Records. The Borrower will permit the Lender and any agent of the Lender to visit and inspect any of its properties, corporate books, financial records, grain and inventory warehouses, and grain and ethanol and distiller's grains inventory records, and to discuss its affairs, finances and accounts with its principal officers and independent public accountants, all at such reasonable times and as often as the Lender may reasonably request. At the request of Lender, the Borrower shall permit, and will cooperate with the Lender in arranging for, inspections from time to time of the Borrower's facilities and audits of the Collateral. The Borrower acknowledges that any reports and inspections conducted or generated by the Lender or its agents or representatives, shall be made for the sole benefit of the Lender and not for the benefit of the Borrower or any third party, and the Lender does not assume any liability, responsibility or obligation to the Borrower or any third party by reason of such inspections or reports. The reasonable costs and expenses of such audits and inspections made by the Lender shall be paid or reimbursed by the Borrower.

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Section 4.03    Insurance and Maintenance of Properties. The Borrower will maintain insurance of the kinds, covering the risks, and in such amounts acceptable to the Lender, which policies (except policies of liability insurance) shall cover all operating, physical properties of the Borrower and will keep all its operating, physical properties in good repair, ordinary wear and tear and damage by fire or other casualty, however caused, excepted. All policies of casualty insurance providing coverage for Collateral shall name the Lender as additional insured and as additional loss payee, except for Workers Compensation and D&O coverages. All such endorsements, except D&O coverage, shall comply with the terms and conditions of the Mortgage and Security Agreement and shall provide, in any event, that no such policy shall be cancelled, materially reduced in amount or materially changed in coverage without at least thirty (30) days prior written notice to the Lender of such cancellation, reduction or change. The policies of insurance required below shall be in form and content satisfactory to the Lender and shall be placed with financially sound and reputable insurers. Acceptance of insurance policies referred to below shall not bar the Lender from requiring additional insurance, which it or they deem reasonably deems necessary. Specifically, the Borrower will maintain the following policies of insurance:

(a)    An All Risk property policy of insurance with coverage equal to the replacement cost of the Project, as well as casualty/umbrella (Commercial General Liability) insurance) insuring the Project against all risks, including flood, earthquake, and mechanical and electrical breakdown including testing to the full value of the Project (subject to reasonable loss deductible provisions). Lender's interest shall be protected by naming the Lender as additional insured on the liability policies and loss payee on the property policies;

(b)    Casualty (Commercial General Liability) & Umbrella insurance (including products and completed operations, operations of subcontractors, and contractual liability insurance) with coverage in the amount of $2,000,000 in the form of either a $2,000,000 primary policy or a $1,000,000 primary policy and a $1,000,000 Umbrella policy. Lender's interest shall be protected by naming the Lender as an additional named insured on all such policies;

(c)    State worker's compensation insurance, with statutory limits, and Employer's Liability coverage with coverage of no less than $500,000 (collectively, "Workers Compensation");

(d)    Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability with coverage in the amount of $2,000,000 in the form of either a $2,000,000 primary policy or a $1,000,000 primary policy and a $1,000,000 Umbrella policy;

(e)    Environmental insurance shall be provided covering clean up and removal, in policy amounts and scope of coverage reasonably acceptable to the Lender;

(f)    Directors/Officers errors and omissions coverage of no less than $2,000,000 ("D&O");

(g)    Business Interruption and Extra Expense insurance equal to 100% of the projected revenue loss during a potential interruption of production of not less than six months; and

(h)    Such other coverages as the Lender reasonably requires from time to time.

Section 4.04.    Notices. The Borrower will notify the Lender immediately if it becomes aware of (a) the occurrence of any Default, (b) any other event or circumstance that would result in a Material Adverse Effect, (c) a material adverse change in the business, operations, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee),

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or (d) any failure of the Borrower to observe any of its undertakings under the Loan Documents. The Borrower shall also notify the Lender in writing of any default under any Material Contract or any other indenture, agreement, contract, lease, license, licensing agreement or other instrument to which the Borrower is a party or under which the Borrower is obligated, and of any acceleration of the maturity of any indebtedness of the Borrower which default or acceleration would have a Material Adverse Effect on the Borrower or on the Collateral. The Borrower shall also notify the Lender of any proceeding or investigation of any nature with respect to the Borrower's Permits. The Borrower shall take all steps necessary to remedy promptly any of the foregoing defaults, investigations or proceedings, to protect against any such adverse claim, to defend any such proceeding and to resolve all such controversies.

Section 4,05.    Compliance with Laws; Payment of Debts, Taxes and Claims. The Borrower will comply in all material respects with all statutes, laws and governmental rules, regulations, Permits and orders applicable to its business, properties and assets. In addition, the Borrower shall maintain in full force and effect all Permits, licenses and licensing agreements and the Borrower shall comply in all material respects with the provisions and requirements of such Permits and licenses and/or licensing agreements. The Borrower will promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, the Borrower, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon any of its property, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by the Lender or required by GAAP, reserves satisfactory to and deposited with the Lender have been made therefor. Such reserves shall constitute additional Collateral and the Borrower hereby grants the Lender a first priority security interest in such reserves.

Section 4.06.    Fundamental Changes; Acquisitions. The Borrower shall not dissolve, wind up, liquidate, merge into or consolidate with, or suffer or permit itself to be merged into or consolidated with, any other corporation, or sell, convey or transfer all or substantially all of its assets to any person, firm or corporation and the Borrower shall not change its name without the prior written consent of the Lender, which shall not be unreasonably withheld. The Borrower shall not purchase or otherwise acquire the assets or equity interests of any other Person or Persons; provided, however, that the term "acquisition," as used in the sentence, shall not include the purchase of grain, inputs or inventory in the ordinary course of the Borrower's business. The Borrower will not engage in lines of business or operations unrelated to the current lines of business and operations conducted by the Borrower.

Section 4.07.    [RESERVED]

Section 4.08.    Working Capital. The Borrower must maintain at all times minimum Working Capital of not less than $15,000,000, measured monthly.

Section 4.09.    Fixed Charge Coverage Ratio. The Borrower must maintain a Fixed Charge Coverage Ratio, measured on an annual basis, of no less than 1.15:1.0. The Fixed Charge Coverage Ratio shall be tested by the Lender annually on a fiscal year basis.

Section 4.10.    Capital Expenditures. The Borrower shall not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $4,000,000 during any fiscal year, unless agreed to in advance by the Lender in writing.

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Section 4.11.    Material Contracts. The Borrower will notify the Lender of the existence of any Material Contract promptly upon entering into the same. The Borrower agrees to promptly execute and deliver to the Lender such collateral assignments and take such other actions as the Lender requests to perfect Lender's security interest in the Borrower's rights under such Material Contracts. In addition, the Borrower will assign to the Lender, in form acceptable to the Lender, all operational, design and intellectual property licenses applicable to the Borrower, together with all Utility Contracts, grain procurement contracts, grain and ethanol Financial Instrument Agreements, as the same are obtained by Borrower from time to time, together with all consents from the vendors and other parties under such contracts.

Section 4.12.    Financial Reports. The Borrower will maintain a system of accounting in accordance with GAAP, consistently applied, and will furnish to the Lender such information respecting the business and financial condition of the Borrower as the Lender may reasonably request; and without request Borrower will furnish each of the following to the Lender:

(a)    The Borrower's year end audited financial statements (to include, but not be limited to, balance sheet, income statement, and cash flow statement, each setting forth in comparative form figures for the preceding fiscal year of the Borrower), audited and accompanied by an unqualified audit report by a certified public accounting firm acceptable to the Lender as soon as available and in any event within one hundred twenty (120) days after the end of the Borrower's fiscal years;

(b)    The Borrower's interim monthly financial statements (to include its unaudited balance sheet as of the end of each such period and the related unaudited income and cash flow statements for such period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year) and an accounts receivable and accounts payable aging schedule as soon as available, but in any event within thirty (30) days after the end of each month (subject to normal year-end adjustments and the absence of footnotes);

(c)    A borrowing base certificate (in form satisfactory to the Lender and with all supporting documentation, and including, without limitation, finished goods-ethanol, corn oil and distiller's grain inventory, accounts receivable, corn inventory, and Margin Account Equity) at the initial Advance on the Revolving Credit Loan and monthly thereafter as soon as available but in any event no later than thirty (30) days after the last day of each month or at such other time as requested by the Lender;

(d)    The Borrower's daily commodity position reports which states the Borrower's ownership position in grains, ethanol and natural gas and, for each, the amount thereof hedged, and a monthly hedging report summary as soon as available but in any event no later than thirty (30) days after the last day of each month and at such other time as the Lender may request, and the Borrower's hedging account brokerage statements on a daily basis as soon as available;

(e)    as soon as available and in any event within 30 days after the end of each month, a production report certified by the Chief Financial Officer or equivalent of the Borrower as to accuracy, which sets forth pertinent information in respect of the amount of ethanol and DDGS produced, input, output and utility costs, transportation costs, utilization and other information as the Lender may reasonably specify from time to time;

(f)    Within thirty (30) days after the end of each quarter, a certificate of the Borrower signed by the Chief Financial Officer or equivalent of the Borrower substantially in the form of Exhibit D attached hereto and incorporated herein by reference, (i) demonstrating compliance with the financial covenants contained in this Agreement above by calculation thereof as of the end of each

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such fiscal period, and compliance with the capital expenditure limitations provided for in this Agreement above, (ii) stating that no Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (iii) certifying that all of the representations and warranties made by the Borrower in this Agreement and/or in any other Loan Document are true and correct on and as of such date as if made on and as of such date and (iv) certifying that Borrower is in compliance with Borrower's Risk Management Policy approved by the Lender;

(g)    concurrently with the delivery of the financial statements referred to in clause (a) above, a copy of the Borrower's pro forma financial covenant calculation and annual budget for the subsequent fiscal year of the Borrower, containing a pro forma balance sheet of the Borrower as of the end of such subsequent fiscal year and the related pro forma income statement and cash flow of the Borrower for such subsequent fiscal year, and including the Borrower's projected capital projects and expenditures for such year;

(h)    The Borrower shall authorize all Governmental Authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the Borrower and the Project, and any information from reports, returns, files and records of such Governmental Authorities regarding the Borrower upon request to the Lender; and

(i)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower and such information about the Project as the Lender may reasonably request.

All financial statements required hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (consistent with the financial statements referred to above) and applied consistently throughout the periods reflected therein. Without the prior written consent of the Lender, the Borrower will not change in any material way the accounting principles upon which the financial statements referenced above were prepared and based except for changes made as a result of changes in or to GAAP.

Section 4.13.    Debt. The Borrower shall not create, incur or assume any Debt except for Permitted Debt.

Section 4.14.    Redemptions; Distributions. The Borrower shall not purchase or acquire units or shares of its outstanding membership interests without the prior written consent of the Lender. Further, the Borrower may not make or pay without the prior written consent of Lender, which written consent will not be unreasonably withheld, in and for any fiscal year in the aggregate, distributions to members or shareholders of Borrower in excess of the Tax Distributions permitted below and distributions permitted in Section 4.14(c) below based on Borrower's previous fiscal year's Net Income (collectively, the "Permitted Distributions"):

(a)    So long as no Event of Default has occurred and is continuing, Borrower may make Tax Distributions to its members within thirty (30) days prior to each June 15, September 15 and January 15, each in an amount equal to one fourth (¼) of the estimated income tax liability to be incurred for such year by Borrower's members by reason of their membership interest in Borrower, based upon the most recent financial information available.

(b)    Borrower may make a final Tax Distribution to its members within thirty (30) days prior to each April 15, so long as (i) no Event of Default has occurred and is continuing or would

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occur after giving effect to the payment of such final Tax Distribution described in this Subsection 4.14(b) and the distributions permitted in Subsection 4.14(c) below, (ii) Borrower has delivered to Lender Borrower's annual audited financial statements and compliance statements as required in this Agreement and (iii) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such final Tax Distribution described in this Subsection 4.14(b) and the distributions permitted in Subsection 4.14(c) below, in an amount not to exceed the positive difference between the total tax liability of Borrower's members incurred by reason of their membership interest in Borrower and the amounts previously distributed to such members pursuant to Subsection 4.14(a) above, provided, that if the difference between the total tax liability of Borrower's members incurred by reason of their membership interest in Borrower and the amounts previously distributed to such members pursuant to Subsection 4.14(a) above is zero or a negative number, then no final Tax Distribution may be made by Borrower under this Subsection 4.14(b).

(c)    So long as (i) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the distribution described in this Subsection 4.14(c) and the year ending quarter Tax Distribution described in Subsection 4.14(b) above, (ii) Borrower has delivered to Lender Borrower's annual audited financial statements and compliance certificates as required in this Agreement and (iii) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such distribution described in this Subsection 4.14(c) and the year ending quarter Tax Distribution described Subsection 4.14(b) above, Borrower may make one distribution of Net Income each fiscal year based upon the Net Income of Borrower for the immediately preceding fiscal year in an amount when aggregated with the Tax Distributions made by Borrower for such preceding fiscal year not to exceed the percentage of Borrower's Net Income for such preceding fiscal year determined as follows:

If Borrower's ratio of Debt to Net Worth in the previous fiscal year is:	Allowable Tax Distributions and Net Income distributions in the current fiscal year in the aggregate of up to:
Greater than or equal to 1.00 : 1.00	50% of the previous year's Net Income
Less than 1.00 : 1.00 but greater than 0.75 : 1.00	60% of the previous year's Net Income
Less than 0.75 : 1.00	70% of the previous year's Net Income

The distribution of Net Income provided for in this Subsection 4.14(c) may be made in one or more payments, provided however, that on each payment date (1) no Event of Default has occurred and is continuing or would occur after giving effect to such payment, (2) Borrower has delivered to Lender Borrower's annual audited financial statements and compliance certificates required in this Agreement and (3) Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to such payment.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall any distributions, including, but not limited to Tax Distributions, be made prior to Borrower's full payment and satisfaction of all of Borrower's Obligations which have accrued to the date of payment of such

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distributions (including Tax Distributions), and the application of Excess Cash Flow as provided for in Section 2.09 of this Agreement above. In no event shall total distributions for any fiscal year, including but not limited to Tax Distributions and the net income distributions provided for above, in the aggregate exceed the amounts calculated in the table above. Any distribution permitted under this Section 4.14(c), which is calculated based upon Net Income for the previous fiscal year but paid in the then current fiscal year, will not impact the calculation of Permitted Distributions in the then current or any succeeding fiscal year.

Section 4.15.    Hedge Agreements. The Borrower, at its discretion, may maintain hedging contracts with respect to its ethanol, natural gas and grain positions in compliance with Borrower's risk management policy; provided, however, in no event shall the Borrower's unhedged grain position violate the requirements of the State of Indiana Grain Code and/or the USDA Federal Grain Code, and any regulations and interpretations issued thereunder, as they may be amended from time to time.

Section 4.16.    Negative Pledge. The Borrower shall not incur or permit to exist any Liens against any of its property except (collectively, "Permitted Liens"):

(a)    pledges or deposits in connection with or to secure worker's compensation employment insurance, pensions or other employee benefits, or in connection with leases or other contracts, or to secure public or statutory obligations, or to secure surety or appeal bonds;

(b)    Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are being diligently contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves in accordance with generally accepted accounting principles;

(c)    Liens arising under the Loan Documents;

(d)    purchase money Liens upon or in property acquired or held by Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of debt at any one time outstanding secured by Liens permitted by this clause (d) shall not exceed $100,000;

(e)    Liens imposed by law, such as carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which have been fully bonded or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with generally accepted accounting principles;

(f)    easements, rights-of-way, zoning and other similar restrictions and encumbrances, which do not (individually or in the aggregate) materially detract from the use of the property to which they attach by the Borrower;

(g)    Liens of Commodity Intermediaries as described in the Control Agreements;

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(h)    the Permitted Encumbrances defined in the Mortgage; and

(i)    Liens disclosed in Exhibit C attached to this Agreement and incorporated herein by reference.

Section 4.17.    Environmental, Health and Safety Laws. The Borrower will comply in all material respects with the requirements of all federal, state and local environmental and health and safety laws, rules, regulations and orders applicable to or pertaining to its properties or business operations. Without limiting the foregoing, each Borrower will not, except in accordance with applicable law, dispose of any hazardous substance into, onto or from any real property owned or operated by the Borrower. The Borrower shall promptly provide the Lender with copies of any notice or other instrument of the type described in Section 3.01(k) hereof, after an officer of the Borrower receives such notice or instrument.

Section 4.18.    [RESERVED]

Section 4.19.    Funding Losses. If the Borrower makes any prepayment of principal with respect to the Declining Revolving Credit Loan prior to the date such Declining Revolving Credit Loan commences revolving, the Borrower shall reimburse the Lender, on demand, for any resulting Negative Termination Value along with any resulting loss, breakage fees or expense (including without limitation, administrative costs) incurred by Lender, provided that Lender shall have delivered to the Borrower a certificate as to the amount of such Negative Termination Value, loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 4.20.    Contingent Liabilities. The Borrower shall not guarantee, endorse, agree to furnish funds for the payment of, or otherwise become or be contingently liable upon the indebtedness of any Person, except (a) endorsements of negotiable instruments in the ordinary course of business, and (b) commercially reasonable indemnity agreements by the Borrower in favor of their respective officers and directors.

Section 4.21.    Commodity Accounts. The Borrower shall not establish or maintain any commodity account or similar commodity hedging account unless the commodity intermediary in respect of such account has entered into a control agreement with the Borrower and the Lender which provides that Lender, as secured party, has "control" of such commodity account and all commodity contracts carried in such commodity account for purposes of Section 9-106(b)(2) of the Uniform Commercial Code as in effect in the applicable jurisdiction and which control agreement is otherwise reasonably acceptable in form and content to the Lender.

Section 4.22.    Property Maintenance. The Borrower will keep its properties in good repair, working order, and condition and from time to time make any needful and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of the Borrower will be conducted at all times in accordance with prudent business management.

Section 4.23.    Litigation; Adverse Events. The Borrower will promptly inform the Lender of the commencement of any material action, suit, proceeding, arbitration, mediation or investigation against the Borrower, or the making of any counterclaim against the Borrower and of all material Liens against any of the Borrower's property and promptly advise the Lender in writing of any other condition, event or act which comes to its attention that would or might materially prejudice Lender's rights under this Agreement or the Loan Documents or otherwise result in a Material Adverse Effect.

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Section 4.24.    Location of Collateral. The Borrower shall maintain all tangible Collateral, including, but not limited to grain and inventory, at the facilities described in Schedule A of the Security Agreement and the Borrower shall not move grain, inventory or other tangible Collateral from such facilities or otherwise locate grain or any other tangible Collateral at any other facility without the prior written consent of the Lender. In addition, the Borrower shall maintain its books and records relating to the Collateral at the facilities described in Schedule A of the Security Agreement. Notwithstanding the foregoing, the Borrower may move Collateral between facilities identified on Schedule A of the Security Agreement and may sell inventory in the ordinary course of business without the consent of the Lender.

Section 4.25.    Cash Management Services. The Borrower shall maintain its primary deposit accounts and all of the Borrower's cash management relationships and services with Lender.

Section 4.26.    Loans to Members. The Borrower will not directly or indirectly loan amounts to or guarantee the debts of any Person, including, but not limited to an affiliate, subsidiary, parent of the Borrower, or any member, officer or employee thereof or to any entity controlled by such entity, officer, shareholder or employee.

Section 4.27.    Permits. The Borrower will not permit any federal, state or local license, Permit, registration, consent or approval of any nature which is required or desirable in connection with the Borrower's business and the operation thereof to expire, lapse, terminate, be suspended or revoked for any reason. In addition, the Borrower will timely apply for any renewals of any Permit required for the continued operation of the Project such that the operation of the Project will not be interrupted or suspended.

Section 4.28.    Transactions With Affiliates and/or Members. The Borrower will not enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its affiliates or subsidiaries or members, in each case unless such arrangement or contract (i) is otherwise permitted by this Agreement, (ii) is in the ordinary course of business of the Borrower or such affiliate or subsidiary or member, as the case may be, and (iii) is on terms no less favorable to the Borrower or such affiliate or subsidiary or member than if such arrangement or contract had been negotiated in good faith on an arm's-length basis with a Person that is not an affiliate or subsidiary or member of the Borrower.

Section 4.29.    Management. Borrower will not consent to the replacement of Borrower's general manager without the prior written consent of the Lender, not to be unreasonably withheld. In the event the general manager notifies Borrower that the general manager is leaving Borrower, Borrower will promptly notify the Lender along with all information regarding the proposed replacement general manager when available. Any new or replacement general manager of the Project shall be subject to the prior written approval of the Lender, not to be unreasonably withheld.
Section 4.30.    Material Contracts. Except to the extent it would not result in a Material Adverse Effect, the Borrower will not terminate, amend, modify, or waive any of its rights under (a) its Articles of organization, Operating Agreement, or other organizational documents, or (b) any Material Contract.

ARTICLE V
CONDITIONS PRECEDENT

The obligation of Lender to make any Loan hereunder, shall be subject to the following conditions precedent:

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Section 5.01    Initial Advance on Loans. Before or concurrently with the initial Borrowing by the Borrower on the Loans:

(a)    The Lender has received duly executed copies of each Loan Document;

(b)    The Lender has received copies of the Borrower's Articles of Organization and Operating Agreement and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary and a Certificate of Good Standing from the Indiana Secretary of State;

(c)    The Lender has received copies of resolutions of the Borrower's Board of Directors authorizing the execution and delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower's behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)    The Lender has received evidence satisfactory to the Lender that the Liens granted by the Mortgage, Security Agreement and the Control Agreements create perfected first priority security interests;

(e)    The Lender has received a duly executed Borrowing Base Certificate dated as of the Business Day preceding the Closing Date;

(f)    All legal matters incident to the execution and delivery of the Loan Documents shall be satisfactory to the Lender and its counsel;

(g)    The Lender has received the favorable written opinion of legal counsel to the Borrower with respect to the transactions described herein, in form and substance acceptable to the Lender;

(h)    The Lender has received all fees and other amounts due and payable on or prior to the Closing Date, including the Origination Fee, annual servicing fee and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to this Agreement, under any other Loan Document, or any other agreement with Lender;

(i)    The Lender has received copies of favorable UCC, tax, judgment, bankruptcy and fixture lien search reports (or other evidence of the same satisfactory to Lender) in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by the Lender, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens;

(j)    A copy of each executed Material Contract and, to the extent a Material Contract has not already been assigned pursuant to the Current Credit Agreement, assignments thereof and consents thereto required in this Agreement and the other Loan Documents, all of the foregoing in form and substance acceptable to the Lender;

(k)    Copies of certificates of insurance demonstrating the types, levels, deductibles, endorsements and other coverage parameter issues to the satisfaction of the Lender for casualty insurance, commercial general liability, an umbrella policy, business automobile liability insurance, environmental liability insurance, worker's compensation insurance, and permanent all risk property insurance, all as required under this Agreement and the other Loan Documents, with all such insurance

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in full force and effect and approved by the Lender, in the exercise of its reasonable discretion, and naming the Lender as an additional insured and loss payee together with appropriate flood insurance, if the Real Estate is in a flood hazard area. In addition, Borrower shall provide to the Lender proof of insurance for business interruption/extra expense coverage for six months of operating expenses, and also directors/officers errors and omissions coverage in a minimum amount of $2,000,000.00. Such certificates of insurance must describe the types and amounts of insurance (property and liability) carried by Borrower, and in each case must name the Lender as loss payee or additional insured, as the case may be, and must include a stipulation that coverages will not be cancelled or diminished without at least 30 days' prior written notice to the Lender, together with a lender's loss payable endorsement;

(l)    The Lender has received and is satisfied with an endorsement to its current mortgagee title insurance policy assuring Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Estate, free and clear of all defects and encumbrances except Permitted Liens;

(m)    The Lender has received Federal Emergency Management Agency Standard Flood Hazard Determination Certificates certifying, among other things, that none of the Real Estate is located within a flood hazard area;

(n)    An as built appraisal performed by Natwick Associates Appraisal Services which shows the as-completed value of the Real Estate and Project addressed to and otherwise acceptable to the Lender;

(o)    Copies of all Permits and other documents from the appropriate state, federal, city or county authority having jurisdiction over the Real Estate and the Project that provide to the reasonable satisfaction of the Lender that the Project complies in all material respects with all applicable Permits, ordinances, laws and regulations, and such other evidence as the Lender shall reasonably request to establish that the Project and the contemplated use and operation thereof are permitted by and comply in all material respects with all applicable Permits, laws and regulations;

(p)    Such other matters as the Lender may reasonably require.

In the event the Lender waives any of the foregoing conditions precedent to the initial advance, Borrower agrees to take all steps required to satisfy the same within sixty (60) days of the funding of the initial Advance and further agree that failure to do so within such sixty (60) day period shall constitute an Event of Default.

Section 5.02    All Advances. As of the time of each Advance or Declining Revolving Credit Loan hereunder:

(a)    Each of the representations and warranties of the Borrower set forth in Section 3.01 hereof shall be and remain true and correct as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

(b)    The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing;

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(c)    Such Borrowing shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for an Advance or Declining Revolving Credit Loan shall be deemed to be a representation and warranty by the Borrower on the date of such Advance or Declining Revolving Credit Loan as to the facts specified in paragraphs (a) through (c) of this Section 5.02.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01.    Events of Default. Any one or more of the following events shall constitute an event of default (each, an "Event of Default"):

(a)    The Borrower shall fail to pay when due, by scheduled due date, maturity, acceleration or otherwise, any installment of principal and/or interest on any Obligation or any fee, expense or other sum owing under this Agreement or any other Loan Document; or

(b)    (i)    If any of the representations or warranty set forth in Section 3.01 hereof shall fail to be and remain true and correct in all respects as of said time, except to the extent that any such representation or warranty relates solely to an earlier date or (ii) if any certificate, statement, representation, warranty or audit furnished by or on behalf of the Borrower in connection with this Agreement, including those contained herein, or as an inducement by the Borrower to enter into, modify, extend, or renew this Agreement shall prove to be false in any material respect, or if the Borrower shall have omitted the listing of a substantial contingent or unliquidated liability or claim against the Borrower or, if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrower to the Lender at or prior to the time of execution; or

(c)    If the Borrower shall default in the due performance or observance of any of the covenants found in Sections 4.04, 4.06, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14 or 4.16; or

(d)    If the Borrower shall default in the due performance or observance of any other covenant undertaken by them under the Loan Documents and such default shall not have been remedied within ten (10) days after written notice thereof by the Lender to the Borrower; or

(e)    The Borrower shall (i) fail to pay any Debt, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt, where the affected Debt exceeds $250,000 in the aggregate; or

(f)    The Borrower (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or for a substantial part of its assets; or (iii) shall commence any proceeding under

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any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it and which remains undismissed for a period of thirty (30) days or more; or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(g)    Any judgment against the Borrower in excess of $250,000 or any attachment or other levy against the property of the Borrower with respect to a claim remains unpaid, stayed on appeal, undischarged, unbonded or not dismissed for a period of thirty (30) days; or

(h)    This Agreement or any of the Loan Documents shall cease for any reason to be in full force and effect other than by reason of any action or inaction of the Lender, or the Borrower shall so assert in writing, or the security interests created by the Loan Documents shall cease to be enforceable or shall not have the priority purported to be created thereby other than by reason of any action or inaction by the Lender or the Borrower shall so assert in writing; or

(i)    There shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral which, in the reasonable judgment of the Lender, is not adequately covered by insurance actually collected or in the process of collection, or the Borrower has not deposited with the Lender, in the manner provided for in the Loan Documents, funds which in the reasonable judgment of the Lender are sufficient to restore the Collateral to an equal or better capacity and functionality or there shall occur the exercise of the right of condemnation or eminent domain for any portion of the Collateral which by itself or with other such exercises of the right of condemnation or eminent domain has a Material Adverse Effect; or

(j)    The occurrence of any event or transaction or series of events or transactions in connection with or as a consequence of which (i) the voting equity interests in the Borrower entitling the holders thereof to cast more than 50% of the total votes that may be cast by all holders of the Borrower's voting equity interests shall cease to be owned beneficially by the holder or holders of such voting stock as of the date of this Agreement, or (ii) the Borrower, or all or substantially all of the assets of Borrower, shall be acquired by, or shall be combined with, any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 as in effect on the date of this Agreement); or

(k)    The Borrower transfers, sells, assigns, or conveys all or such part of its assets or property which could be reasonably expected to have a Material Adverse Effect other than in the ordinary course of the Borrower's business consistent with past practices without the prior written consent of the Lender; or

(l)    The Borrower consents to the replacement of the general manager the Project without the prior written consent of the Lender, or the Lender has not approved the replacement general manager; or

(m)    The termination, suspension or non-renewal of any Permit which causes the Project to cease operations or otherwise which could be have a Material Adverse Effect in the discretion or determination of the Lender; or

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(n)    The Borrower fails to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement, lease or instrument to which the Borrower is a party which results in a Material Adverse Effect; or

(o)    A breach by the Borrower or the occurrence of a default under any Financial Instrument Agreement or any other loan agreement, promissory note, security agreement or other agreement, contract, lease or document between the Borrower and any Lender or any affiliate or subsidiary of any Lender, beyond any applicable grace or notice and cure period; or

(p)    The Borrower fails to bring the Declining Revolving Credit Loans to within the Maximum Availability on each Reduction Date; or

(q)    any default (after giving effect to any applicable grace period) by Borrower occurs under any Material Contract or any Material Contract terminates for any reason without the prior written consent of the Lender; or

(r)    any event occurs which results in, or could be reasonably expected to result in, a Material Adverse Effect; or

(s)    The filing of any Liens other than Permitted Liens in excess of $250,000 individually or in the aggregate, including mechanics', construction, materialmens' or similar liens, upon the Real Estate and/or against the Project which are not released or bonded against (in a manner satisfactory to the Lender) for a period in excess of thirty (30) days after the filing date of such Lien, unless such Lien is being contested by the Borrower in good faith by appropriate proceedings which prevent foreclosure and has established reserves which the Lender reasonably deems sufficient to satisfy such lien in the event of an adverse determination.

Section 6.02.    Remedies. Upon the occurrence of a Default or an Event of Default, the Lender's commitments and obligations to make Loans shall automatically stop until cured or waived or until the Loans are accelerated pursuant to this Section 6.02. Upon the occurrence of an Event of Default other than an Event of Default described in Section 6.01(f) the Lender may by notice to the Borrower, declare all of the Obligations (as well as any other Debt of the Borrower to the Lender) then outstanding to be and become due and payable in full, together with interest thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of an Event of Default described in Section 6.01(f) all Obligations (as well as any other Debt of the Borrower to the Lender) then outstanding shall immediately become due and payable in full, together with interest thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. The Lender may resort to any and all security and to any remedy available under the Loan Documents or otherwise existing at law or in equity for the collection of all outstanding Obligations and the enforcement of the covenants and provisions of the Loan Documents against the Borrower. The Lender's resort to any remedy, shall not prevent the concurrent and subsequent employment of any joint or several remedy or claim against the Borrower. The Lender may rescind any acceleration of the Obligations without in any way waiving or affecting its right to accelerate the Obligations in the future. Acceptance of partial payment or partial performance shall not in any way affect or rescind any acceleration of the Obligations made by the Lender. Subject to the allocation provisions of Section 2.14 above, any collections or payments made after the Lender commences collection efforts shall, after payment of all expenses relating thereto, be applied (i) first to interest and principal on the Loans, and (ii) next to any Debt owing to the Lender under any cash management or deposit account relationships with the Borrower.

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Section 6.03.    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of the Borrower whether or not matured, against and on account of the obligations and liabilities of the Borrower to Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature of description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 6.02 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 6.04.    Waiver, Etc. Any waiver of an Event of Default by the Lender shall not extend to or affect any subsequent Default, whether it be the same Event of Default or not, or impair any right consequent thereon. No failure or delay or discontinuance on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power thereunder or be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. All remedies herein and by law afforded will be cumulative and will be available to the Lender until the debt of the Borrower hereunder is fully and indefeasibly paid.

ARTICLE VII
MISCELLANEOUS

Section 7.01.    Notices. All notices, requests, consents, and other communications directed to a party hereunder shall be in writing and shall be deemed to have been given to that party when hand delivered, delivered by next day courier or three Business Days after being mailed, postage prepaid, to the address listed on that party's signature page to this Agreement.

Section 7.02.    Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by the Lender, all representations, warranties, agreements and statements made by the Borrower in or under this Agreement shall survive the making of the loans provided for hereunder. All statements by the Borrower contained in any certificate or other instrument delivered by or on behalf of the Borrower under this Agreement shall constitute representations and warranties made by the Borrower hereunder.

Section 7.03.    Binding Effect; Severability. This Agreement shall continue until the payment in full of all Obligations and the termination of all commitments on the part of Lender to extend or maintain the extension of credit to or for the benefit of the Borrower. This Agreement shall be binding upon and inure to the benefit of the Lender and its successors and assigns and all other holders of the Notes or any part thereof, or of any other indebtedness provided for herein, and all rights conferred upon the Lender may be exercised by its successors and assigns and by all such other holders. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions

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of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 7.04.    Transfer or Assignment; Participations. The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or any Loan Document without the prior written consent of the Lender. The Lender may assign, participate or otherwise transfer any of its rights or obligations under this Agreement or any Loan Document without notice to or the consent of the Borrower. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, each participant and, to the extent contemplated hereby, the affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.05.    Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay the reasonable attorneys fees and disbursements of the Lender in connection with the preparation and execution of this Agreement and the other Loan Documents whether or not the transactions contemplated herein are consummated, and all reasonable appraisal, due diligence, environmental consultant fees, recording, filing, title insurance, lien search or other expenses, fees, costs and taxes incident to the entry into and negotiation of this Agreement and the Loan Documents and attaching and perfecting a lien upon the Collateral. The Borrower also agrees to pay the reasonable attorney's fees and disbursements of the Lender in connection with any amendment of this Agreement and the other Loan Documents and any waiver or consent related to this Agreement. The Borrower further agrees to pay the reasonable attorney's fees and disbursements of the Lender in connection with the enforcement of the Loan Documents and to indemnify the Lender and any security trustee and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which it may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Advance or Declining Revolving Credit Loan except as may arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower upon demand by the Lender, at any time, shall reimburse each such indemnified party for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of such indemnified party.

Section 7.06.    Amendments. Any provision of the this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower and (b) the Lender.

Section 7.07.    Setoffs. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 7.08.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby. The following statement is given pursuant to Nebraska law: A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY

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OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE. All of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between this Agreement and such other Loan Documents, this Agreement shall prevail and govern.

Section 7.09.    Collateral Protection Notice. The following notice is given to Borrower: Unless the Borrower provides evidence of the insurance coverage required by the Borrower's agreement with the Lender, the Lender may purchase insurance at the Borrower's expense to protect the Lender's interests in the Collateral. This insurance may, but need not, protect the Borrower's interests. The coverage that the Lender purchases may not pay any claim that the Borrower makes or any claim that is made against the Borrower in connection with the Collateral. The Borrower may later cancel any insurance purchased by the Lender, but only after providing evidence that the Borrower has obtained insurance as required by in this Agreement and the other Loan Documents. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges the Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Borrower's total outstanding balance or Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

Section 7.10.    Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Nebraska.

Section 7.11.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Nebraska and of any Nebraska state court sitting in the city of Omaha for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and Lender hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 7.12.    Execution in Counterparts; Faxes. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any of the other Loan Documents may be validly executed and delivered by fax or other electronic means and by use of multiple counterpart signature pages.

Section 7.13.    USA Patriot Act Notice. Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

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Section 7.14.    Exclusion of Consequential and Special Damages. Notwithstanding anything to the contrary in this Agreement, Lender will not be liable for, nor will any measure of damages against them include, under any theory of liability (whether legal, strict or equitable), any indirect, consequential, incidental, special or punitive damages or amounts for business interruption, loss of income, revenue, profits or savings arising out of or relating to their performance or non-performance under this Agreement or any Loan Document, and the Borrower hereby waives any right to pursue or recover any of the foregoing damages.

[signature pages to follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first hereinabove written.

CARDINAL ETHANOL, LLC

By: /s/ Jeffrey L. Painter
Title: CEO/Presdident

Borrower's address for notices:
1554 North 600 E
Union City, Indiana 47390
Attention:    Jeff Painter, CEO
Telephone:    (765) 964-3137
Telefax:    (765) 969-7914

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FIRST NATIONAL BANK OF OMAHA

By: /s/ Mark Baratta
Name: Mark Baratta
Title: Vice President

Address: 1620 Dodge Street
Stop 1050
Omaha, NE 68197
Attention: Blake Suing
Telephone: 402-602-3215
Telefax: 402-602-3519

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